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                    October 7, 2022

       Peter George
       Chief Executive Officer
       Evolv Technologies Holdings, Inc.
       500 Totten Pond Road, 4th Floor
       Waltham, MA 02451

                                                        Re: Evolv Technologies
Holdings, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 28,
2022
                                                            Form 10-Q for the
Period Ended June 30, 2022
                                                            Filed August 18,
2022
                                                            File No. 001-39417

       Dear Peter George:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology